Exhibit 99.1

L I N C O L N E L E C T R I C H O L D I N G S , I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

N E W S • R E L E A S E

LINCOLN ELECTRIC COMPLETES ACQUISITION OF FORI AUTOMATION, LLC

CLEVELAND, Thursday, December 1, 2022 – Lincoln Electric Holdings, Inc. (the “Company”) (NASDAQ: LECO) is pleased to announce that it has completed the previously announced acquisition of Fori Automation, LLC (“Fori”) and closed on a $400 million senior secured term loan to partially fund the acquisition.

“We are excited to welcome Fori into Lincoln Electric and expand our leading portfolio of automation solutions and engineering expertise to advance customers’ productivity needs,” stated Christopher L. Mapes, Lincoln’s Chairman, President and Chief Executive Officer. “The transaction brings together two innovative organizations who are guided by similar values and follow a ‘customer-first’ approach.” Mapes continued, “The acquisition increases our annualized automation portfolio revenue to over $850 million as we advance towards our Higher Standard 2025 Strategy $1 billion target and our added scale allows us to better serve customers’ growing automation demands across different end markets.”

The acquisition’s operating results will be reported in Lincoln Electric’s first quarter 2023 financials, with approximately 75% of Fori’s revenue reported within the Americas Welding Segment and the balance in International Welding. The acquisition is expected to be accretive to Company earnings, excluding transaction costs, at approximately $0.12 to $0.15 per diluted common share on an annual basis in 2023.

About Lincoln Electric

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading materials science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln has 56 manufacturing locations in 19 countries and a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and uncertainties include our ability to successfully integrate Fori; our ability to achieve the expected growth from the Fori acquisition; and the Fori acquisition being accretive to earnings, within the expected time frame or at all. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

1